EXHIBIT C

        The following information is provided pursuant to Treas. Reg. 1.1275-3.

        This draft instrument is issued with original issue discount. Steven Purcell as representative of the issuer will make available upon request to the holder(s) of this debt instrument the following information: issue price, amount of original issue discount, issue date, and yield to maturity.

        THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

        This Note is subject to an Intercreditor and Subordination Agreement dated as of January 31, 2002 among Wynnchurch Capital Partners, L.P., Wynnchurch Capital Partners Canada, L.P., Alternative Resources Corporation, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers, Inc. and Fleet Capital Corporation (the "SUBORDINATION AGREEMENT"), a copy of which is available from Alternative Resources Corporation which, among other things, subordinates the makers's obligations to the payee to the maker's obligations to the holders of Senior Obligations as defined in said Agreement. By the receipt hereof, the holder of this Note agrees to be bound by the terms of the Subordination Agreement as if it were a party thereto.

             SENIOR SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

                                                               Chicago, Illinois

$4,920,208                                                      January 31, 2002

        FOR VALUE RECEIVED, Alternative Resources Corporation, a Delaware corporation, (hereinafter called the "COMPANY"), hereby promises to pay in lawful currency of the United States of America to the order of Wynnchurch Capital Partners, L.P. or its registered assigns or transferees of all or any portion hereof (each a "HOLDER") at 150 Field Drive, Suite 165, Lake Forest, Illinois, 60045, or at such other location as any Holder shall direct as to payment to be

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received by such Holder, the aggregate principal amount of Four Million Nine
Hundred Twenty Thousand Two Hundred Eight Dollars ($4,920,208.00) on January 31, 2009 (the "SCHEDULED MATURITY DATE"). This Senior Subordinated Secured Promissory Note ("NOTE") is issued and delivered by the Company pursuant to a Securities Purchase Agreement of the Company of even date herewith (the "SECURITIES PURCHASE AGREEMENT") and the Holder is subject to the terms of and entitled to the benefits thereunder. Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement. This Note is one of several notes issued by the Company pursuant to the Securities Purchase Agreement on substantially same terms and conditions set forth herein (all such notes, including the Note, the "NOTES" and the holders of the Notes from time to time, including the Holder, the "HOLDERS").

        Subject to the following sentence and the following paragraph, the unpaid principal amount from time to time outstanding (including any Deferred Components (as defined herein)) shall bear interest from the date of this Note at the annual rate of 15% per annum (the "INTEREST RATE"), payable in arrears on each April 30, July 31, October 31 and January 30 (unless such day is not a business day, in which event on the next succeeding business day) (each, an "INTEREST PAYMENT DATE") until payment in full of the principal amount, interest and all other payment obligations arising hereunder have been fully paid. Notwithstanding the prior sentence, with respect to interest due on the Notes on Interest Payment Dates occurring on or prior to January 30, 2006 (the "DEFERRED INTEREST PAYMENT DATES") the Company may, through written notice delivered to each of the Holders at least fifteen (15) days prior to such Deferred Interest Payment Date (which shall set forth the amount of the Deferred Component) and subject to the following sentence, elect to capitalize up to one-half (1/2) the amount of any interest payment due on such Deferred Interest Payment Date (the "DEFERRED COMPONENT") in lieu of payment of the Deferred Component on the Interest Payment Date, and the Deferred Component shall be deemed additional principal with respect to this Note. The Company may only elect to take a Deferred Component so long as (x) there are no past due amounts owed under this Note and (y) the Company timely pays the entire remaining amount of interest owed on such Deferred Interest Payment Date.

        Past due amounts (including interest, to the extent permitted by law), as well as this Note, so long as an Event of Default, (as defined herein) is continuing, will also accrue interest at the lesser of (a) the Interest Rate plus 3% per annum and (b) the maximum rate permitted by applicable law ("DEFAULT INTEREST"), and will be payable on demand. So long as a Directors Violation has occurred and is continuing, this Note will accrue interest at the Default Interest rate. Interest on this Note will be calculated on the basis of a 360-day year. All payments under this Note shall be made by wire transfer of immediately available funds in currency of the United States of America to such accounts as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Note.

        All payments hereunder shall, except as required by applicable law, be made without setoff, deduction or counterclaim, free and clear of all taxes (other than taxes imposed on the net income of Holder or Holders or franchise taxes), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Company is required by law to deduct any such amounts from or in respect of any sum payable hereunder to Holder, then the sum payable hereunder shall be increased as may be necessary so

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that, after making all required deductions, Holder receives an amount equal to the sum it would have received had no such deductions been made.

        The indebtedness due under the Note is guaranteed and secured by the Security Agreements (as defined in the Securities Purchase Agreement), subject, however, to the terms and provisions of the Subordination Agreement.

                                    ARTICLE I
                                   PREPAYMENT

        1.1    PREPAYMENT.

               (a) OPTIONAL PREPAYMENT. The Company may prepay ("PREPAY" or "PREPAYMENT") all or any portion (so long as at least $1,000,000 of the Notes are Prepaid and, if the Notes are not Prepaid in full, at least $2,500,000 in principal amount of the Notes remain outstanding following such Prepayment) of the principal amount of the Notes at a Prepayment Amount (as defined below) at any time following the second anniversary of the date of this Note for any reason or no reason, if a Prepayment Notice has been delivered in accordance with Section 1.2 and all of the other terms of this Article I are satisfied (such Prepayment to be deemed an "OPTIONAL PREPAYMENT").

               (b) PREPAYMENT IN CONNECTION WITH A MAJOR TRANSACTION. The Company may Prepay all (but not less than all) of the outstanding principal amount of the Notes at a Prepayment Amount (as defined below) at any time prior to the second anniversary of the date of this Note, but only in connection with the consummation of a Major Transaction (as defined herein), if a Prepayment Notice has been delivered in accordance with Section 1.2, the Prepayment occurs at or immediately prior to the consummation of the Major Transaction, and all of the other terms of this Article I are satisfied (such Prepayment to be deemed a "TRANSACTION PREPAYMENT").

               (c)   CALCULATION OF PREPAYMENT AMOUNT.

                     (i) In the case of an Optional Prepayment, the "PREPAYMENT AMOUNT" shall be (x) the outstanding principal amount of the Notes being Prepaid by the Company, subject to the provisions of Section 1.2(a), plus (y) all accrued and unpaid interest on the outstanding principal amount of the Notes being Prepaid by the Company through the Effective Date of Prepayment, plus (z) all unpaid costs and other obligations arising under the Notes and the Security Agreements.

                     (ii) In the case of a Transaction Prepayment, the "PREPAYMENT AMOUNT" shall equal (x) the Principal Repayment Price (as defined herein), plus (y) all accrued and unpaid interest under the Notes through the Effective Date of Prepayment, plus
               (z) all unpaid costs and other obligations arising under the Notes and the Security Agreements. The "PRINCIPAL REPAYMENT PRICE" for this Note shall mean (x) if the Prepayment is made prior to the first anniversary of the date hereof, One Hundred Fifteen Percent (115%) of the then outstanding principal amount of this Note, and (y) if the Prepayment is made on or after the first anniversary of the date hereof, but prior to the second anniversary of the date

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               hereof, One Hundred Twenty Percent (120%)of the then outstanding principal amount of this Note.

        1.2 PREPAYMENT NOTICE AND PAYMENT. The Company shall effect any Prepayment under this Article I by (x) giving written notice (the "PREPAYMENT NOTICE") of the aggregate Prepayment Amount as well as the Prepayment Amount with respect to such Note, and specifying the Effective Date of Prepayment to Holders at the address and facsimile number of such Holder appearing in the Company's register for the Notes and (y) paying the entire Prepayment Amount with respect to such Note, by wire transfer of immediately available funds to an account or accounts designated by the Holders, on or before the Effective Date of Prepayment. The Prepayment Notice must be delivered on a business day not less than ten (10) days (or in the case of a Major Transaction, 30 days) prior to the date on which such Prepayment is to become effective (the "EFFECTIVE DATE OF PREPAYMENT") provided, however, that the Effective Date of Prepayment and the Prepayment may be conditioned upon the closing of a financing transaction, the closing of a Major Transaction or the approval of the Lender to the Credit Agreement to the Prepayment (and any such conditions shall be set forth in the Prepayment Notice) and the Company shall use all reasonable efforts to remove such conditions by at least two (2) business days prior to the Effective Date of Repayment and notify Holder as to the status of such conditions.

        1.3 APPLICATION OF PREPAYMENT. Prepayment Amounts shall (i) first be applied against accrued and unpaid interest (ii) second, applied against unpaid costs and other obligations arising under this Note and the Security Agreements, and (iii) third, applied to the principal amount of this Note. Neither the issuance of a Prepayment Notice nor compliance with Section 1.4 hereof shall affect a Holder's right to convert the Note in accordance with Article III hereof.

        1.4 EFFECTIVENESS OF PREPAYMENT. Until the entire outstanding principal amount of the Notes and all accrued and unpaid interest under the Notes, are paid with respect to the Notes, the Notes shall be deemed to remain outstanding, and the Holders shall retain all rights under this Note and the Security Agreements, including its rights with respect to conversion pursuant to
Article III hereunder.

        1.5 CONVERSION FOLLOWING REPAYMENT. Notwithstanding any implication to the contrary by section 1.4 hereof, a Holder may, at its option, by (x) notice to the Company within forty-five (45) days following the date of the Effective Date of Prepayment where all or a portion of this Note was Prepaid (other than with respect to a Prepayment made in connection with a Major Transaction) and (y) delivery of the Prepayment Amount received by it, have the Prepayment Amount converted into Note Shares in accordance with Sections 3.3 through 3.7 of this Note as if Holder had converted such Prepayment Amount of this Note on the business day before the Effective Date of Prepayment, and the Company shall so convert this Note, and such conversion shall be deemed to occur one day prior to such Effective Date of Prepayment.

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                                   ARTICLE II
                               CERTAIN DEFINITIONS

        2.1    The following terms shall have the following meanings:

               (a) "BANKRUPTCY EVENT" shall mean any one or more of the following: (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of any Credit Party (as defined in the Credit Agreement) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;
(ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) any Credit Party shall
(u) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
(v) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) or (ii) of this definition, (w) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (x) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (y) make a general assignment for the benefit of creditors or (z) take any action for the purpose of effecting any of the foregoing; (iv) any Credit Party shall admit in writing that it is unable to pay its debts as they become due; or (v) a final judgment or judgments for the payment of money (A) in excess of $500,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (B) in excess of $1,000,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

               (b) "CHANGE OF CONTROL" have the meaning set forth in the Securities Purchase Agreement.

               (c) "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to Holders of a majority of the aggregate principal amount represented by the then outstanding Notes (with the consent of the Initial Holder so long as the Initial Holder continues to own Notes) ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such

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security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Majority Holders and reasonably acceptable to the Company, with the costs of such determination to be borne by the Company.

               (d) "CONVERSION" means conversion of all or a portion of the obligation arising under this Note, including all unpaid principal, interest, premiums, penalties (including Default Interest) or any other payment obligations arising under this Note, into shares of Common Stock.

               (e) "CONVERSION DATE" means, for any Conversion, the date specified in the Notice of Conversion, or if no date is specified therein, the date the Notice of Conversion is faxed or otherwise delivered to the Company; PROVIDED, HOWEVER, that the Conversion Date shall not be prior to the date of delivery of the Notice of Conversion and any Notice of Conversion delivered to the Company on a day which is not a business day shall be deemed delivered as of the next following business day.

               (f) "CONVERSION PRICE" means $2.50, subject to adjustments as set forth in Article VI hereof.

               (g) "MARKET PRICE" means the average of the Closing Bid Prices for the Common Stock during the 10 consecutive trading days preceding, but not including the determination date; provided, however, that in the case of a calculation of Market Price made in connection with a public offering of securities for purposes of Section 6.3 hereof the Market Price shall be the closing bid price of the Common Stock on the day of pricing of such public offering.

                                   ARTICLE III
                                   CONVERSION

        3.1 OPTIONAL CONVERSION. Each Holder may, at any time and from time to time, so long as any principal amount is outstanding hereunder, elect to convert all or any portion (so long as such portion is the lesser of (i) at least One Million Dollars ($1,000,000) of the remaining outstanding principal amount of this Note or (ii) the remaining outstanding principal amount of this
Note) of the obligations due under this Note (the "CONVERSION PORTION") into fully paid and nonassessable shares of Common Stock that is equal to that portion of the obligations to be converted divided by the Conversion Price in accordance with this Article III (such shares of Common Stock, "NOTE SHARES").

        3.2 MECHANICS OF CONVERSION. In order to effect a Conversion, the Holder (the "CONVERTING HOLDER") shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion substantially in the form of EXHIBIT A (the "NOTICE OF CONVERSION") to the Company. Upon receipt by the Company of a facsimile copy of a Notice of Conversion from a Converting Holder, the Company shall immediately send, via facsimile, a confirmation to the Converting

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Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock in compliance with Section
3.3 upon Conversion and the name and telephone number of a contact person at the Company regarding the Conversion. Promptly following the faxing (or other delivery) of the Notice of Conversion, the Holder shall surrender or cause to be surrendered to the Company, this Note, duly endorsed, along with a copy of the Notice of Conversion.

        3.3 DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the delivery of a Notice of Conversion, the Company shall, as soon as practicable but in any event no later than the later of (a) the day that is three business days following the Conversion Date and (b) the day that is the first business day following the date of surrender of this Note (or delivery of documentation in accordance with Section 8.9 hereof) (the "DELIVERY PERIOD"), issue and deliver to the Converting Holder (x) that number of shares of Common Stock issuable upon conversion of the portion of the obligations under this Note being converted, together with any other securities, cash or other property to which Holder is entitled upon conversion of this Note, a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. Should the Converting Holder elect to receive interest owed with respect to the Conversion Portion in cash (as opposed to additional Note Shares), interest with respect to the Conversion Portion shall be paid on the immediately following Interest Payment Date. Delivery under this Section 3.4 may be made personally or by reputable overnight courier. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued and outstanding as of such date.

        3.4 TAXES. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note.

        3.5 NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the conversion of this Note, but the Company shall instead round up to the next whole number the number of shares of Common Stock to be issued upon such conversion.

        3.6 ELECTRONIC TRANSMISSION. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, at any time after a registration statement covering sale of the Note Shares has been filed provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program (the "FAST PROGRAM"), upon request of a Holder, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's designated broker with DTC through its Deposit Withdrawal Agent Commission system.

        3.7 STATUS AS NOTE HOLDER. Upon submission of a Notice of Conversion by Holder, the principal amount of this Note and the interest thereon covered thereby shall be deemed converted into shares of Common Stock and the Holder's rights as a Holder of such converted Note with respect thereto shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to Holder because of a failure by the Company to comply with the

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terms of this Note. Notwithstanding the foregoing, if Holder has not received certificates for all shares of Common Stock prior to the fifth (5th) business day after the expiration of the Delivery Period with respect to a conversion for any reason, then (unless Holder otherwise elects to retain its status as a Holder of Common Stock) the Holder shall regain the rights of a holder of a Note with respect to such unconverted Notes and the Company shall, as soon as practicable, return such unconverted Notes to the Holder. In all cases, the Holder shall retain all of its rights and remedies for the Company's failure to convert this Note.

                                   ARTICLE IV
                      RESERVATION OF SHARES OF COMMON STOCK

        The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Notes and issuance of the shares of Common Stock in connection therewith.

                                   ARTICLE V
                                EVENTS OF DEFAULT

        5.1 HOLDER'S OPTION TO DEMAND PREPAYMENT. Upon the occurrence of an Event of Default, (a) at the option of the Majority Holders, the entire amount of obligations due under this Note shall become immediately due and payable and
(b) at the option of the Majority Holders, the Holders may, subject to all applicable laws, at their option, exercise their rights and remedies under law or pursuant to the terms of the Security Agreements, subject to the terms of the Subordination Agreement.

        5.2 EVENTS OF DEFAULT. An "EVENT OF DEFAULT" means any one of the following:

               (a) the Company fails to pay any principal on this Note on the Scheduled Maturity Date, or any interest due on an Interest Payment Date;

               (b) the Company breaches any covenant or other material term or condition of any of the Notes, the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or any of the Security Agreements (collectively, the "INVESTMENT AGREEMENTS"), and if such breach is reasonably curable within thirty (30) days of notice of such breach from any Holder, such breach is not cured by the Company within thirty (30) days of notice of such breach from such Holder or, in the case of a breach of Section 7.4 hereof, such breach is not cured by the Company within five (5) days of notice of such breach from such Holder; PROVIDED, HOWEVER, that such cure period shall not apply to breaches by the Company of any covenant or other material term or condition of any of the Notes or Sections 7.3, 7.5(g) or 7.5(h) of the Securities Purchase Agreement;

               (c) any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including any of the Investment Agreements), shall be false or misleading in any material respect when made and the survival period with respect thereto has not expired;

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               (d)   a Bankruptcy Event occurs;

               (e) the Company's execution or performance of its obligations under any of the Investment Agreements constitutes a breach or is restricted under any existing agreement of the Company (or would cause a default or acceleration (or right of acceleration) under such existing material agreement), or the Company enters into any new agreement under which performance of any material obligation under any of the Investment Agreements would be a breach or be restricted or cause a default or acceleration (or right of acceleration) under such new agreement, which breach, restriction, default or acceleration would have a Material Adverse Effect;

               (f) the Company or any subsidiary breaches or defaults under any agreement involving Indebtedness, other than Indebtedness to the Lenders under the Credit Agreement, in an amount in excess of One Hundred Thousand Dollars ($100,000), the breach of or default under which results in the acceleration or right of acceleration, whether or not exercised, (or any occurrence which with the passage of time or the giving of notice would result in the acceleration or right of acceleration of the maturity of such Indebtedness);

               (g) an Event of Default has occurred under the Credit Agreement and the obligation of the Company or any of its subsidiaries thereunder have been accelerated by the Lender; or

               (h)   a Change of Control occurs.

                                   ARTICLE VI
                       ADJUSTMENTS TO THE CONVERSION PRICE

        The Conversion Price shall be subject to adjustment from time to time as follows:

        6.1 STOCK SPLITS, STOCK DIVIDENDS, ETC. If at any time on or after the date of issuance of this Note, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Holder of such change on or before the effective date thereof.

        6.2 ADJUSTMENT DUE TO DISTRIBUTION. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of any class of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "DISTRIBUTION") at any time after the date hereof and such distribution shall be made before the conversion rights of the Holders, and the Holders will not otherwise be entitled to receive, upon the terms applicable to such Distribution, the amount of such assets (or rights) which each Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note immediately before the date on which a record is taken for determining shareholders entitled to

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such Distribution, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined to be entitled to such Distribution then the Holders shall be entitled, upon the terms applicable to such Distribution to the amount of such assets or rights upon conversion of this Note.

        6.3 ANTIDILUTION PROVISIONS. At any time, any amount is outstanding under this Note, the Conversion Price and the number of Conversion Shares shall be subject to adjustment from time to time as provided in this Section 6.3. In the event that any adjustment of the Conversion Price as required herein results in a fraction of a cent, such Conversion Price shall be rounded up or down to the nearest cent.

               (a) ADJUSTMENT OF CONVERSION PRICE AND NUMBER OF SHARES UPON ISSUANCE OF COMMON STOCK. Except as otherwise provided in Section 6.3(c) and 6.3(e) hereof, if and whenever after the initial issuance of this Note, the Company issues or sells, or in accordance with Section 6.3(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Market Price on the date of issuance of such shares of Common Stock (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted in accordance with the following formula:

               E' = (E) (O + (P/M)) / (CSDO)

               where:

               E'       =        the adjusted Conversion Price
               E        =        the then current Conversion Price;
               M        =        the then current Market Price;
               O        =        the number of shares of Common Stock on a
                                 fully diluted basis (not including shares of
                                 Common Stock held in Treasury of the
                                 Company), including shares of Common Stock
                                 issuable upon exercise of the Warrants, but
                                 excluding Common Stock issuable upon
                                 conversion of the Notes, outstanding
                                 immediately prior to the Dilutive Issuance;
               P        =        the aggregate consideration,  calculated as set
                                 forth in Section 8.3(b) hereof,
                                 received by the Company upon such Dilutive
                                 Issuance; and
               CSDO     =        the total number of shares of Common Stock
                                 Deemed Outstanding (as herein defined)
                                 immediately after the Dilutive Issuance.

               (b) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 6.3(a) hereof, the following will be applicable:

                     (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities directly or indirectly exercisable, convertible into or exchangeable for Common Stock including, without limitation, shares of

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Common Stock ("CONVERTIBLE SECURITIES") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS"), and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price on the date of issuance ("BELOW MARKET OPTIONS"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the price per share for which Common Stock is issuable upon the exercise of such Below Market Options is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.

                     (ii)  ISSUANCE OF CONVERTIBLE SECURITIES.

                           (A)   If the Company in any manner issues or sells
any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Section 6.3(b)(ii)(B) if applicable) is less than the Market Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the price per share for which Common Stock is issuable upon such exercise, conversion or exchange is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuances of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                           (B)   If the Company in any manner issues or sells
any Convertible Securities with a fluctuating conversion or Conversion Price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the price per share for which Common Stock is issuable upon such exercise, conversion or exchange for purposes of the calculation contemplated by Section 6.3(b)(ii)(A) shall be deemed to be the lowest price per share which would be applicable assuming that all holding periods and other conditions to any discounts contained in such Convertible Security have been satisfied.

                     (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange or any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                     (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Options or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                     (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Note will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of all such Options or Convertible Securities at the time such Options or Convertible Securities first become exercisable, convertible or exchangeable. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration except where such consideration consists of freely-tradeable securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in the good faith reasonable business judgment of the Board of Directors, provided, however, that in any case where the aggregate value of such consideration exceeds Five Million Dollars ($5,000,000) such valuation is subject to the reasonable approval of the Majority Holders. If the Company and the Majority Holders are unable to agree upon the valuation set forth in the prior sentence, the valuation will be determined by an independent, nationally recognized accounting form selected by the Company and reasonably acceptable to the Majority Holders, the costs of which will be borne by the Company.

                     (vi) EXCEPTIONS TO ADJUSTMENT OF CONVERSION PRICE. No adjustment to the Conversion will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the date hereof in accordance with the terms of such securities as of such date; (ii) upon the issuance of Notes in accordance with terms of the Securities Purchase Agreement; or (iii) upon the exercise of the Notes.

               (c) ADJUSTMENT IN NUMBER OF SHARES. Upon each adjustment of the Conversion Price pursuant to the provisions of this Section 6.3, the number of shares of Common Stock issuable upon exercise of this Note shall be adjusted by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

               (d) MAJOR TRANSACTIONS. If the Company shall consolidate or merge with any other corporation or entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and unissued in such transaction and which does not result in a Change of Control (as defined in this Note)) or there shall occur any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property or any reclassification or change of the outstanding shares of Common Stock or the Company shall sell all or substantially all of its assets (each of the foregoing being a "MAJOR TRANSACTION"), then the holder of this Note may, at its option, either (a) in the event that the Common Stock remains outstanding or holders of Common Stock receive any common stock or a substantially similar equity interest, retain this Note and this Note shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other common stock or equity interest, as the case may be (with such equitable adjustments to the Conversion Price as may be required), or (b) regardless of whether (a) applies, receive consideration, in exchange for this Note, the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "MAJOR TRANSACTION CONSIDERATION"), to which a holder of the number of shares of Common Stock delivered upon the conversion of this Note would have been entitled upon such Major Transaction had such holder so exercised this Note (without regard to any limitations on exercise herein or elsewhere contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction, and the Company shall make lawful provision for the foregoing as a part of such Major Transaction and, to the extent the replacements for the Note Shares are not able to be sold immediately and in full by Holder without registration of such shares under the Securities Act, shall cause the issuer of any security in such transaction which constitutes "Registrable Securities" under the Registration Rights Agreement to assume all of the Company's obligations under the Registration Rights Agreement. No later than ten (10) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("NOTICE OF TRANSACTION") to each holder of a Note, which Notice of Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Transaction. Such Notice of Transaction shall indicate the amount and type of the transaction consideration which such holder of a Note would receive under this section ("TRANSACTION CONSIDERATION"). If the Transaction Consideration is cash and does not consist entirely of United States currency, such holder may elect to receive United States currency in an amount equal to the value of the Transaction Consideration in lieu of the Transaction Consideration by delivering notice of such election to the Company within ten (10) days of such holder's receipt of the Notice of Transaction which notice shall also set forth whether Holder chooses to avail itself of any of the options under this Section 6.3(d) (and, if so, which section).

               (e) MINIMUM ADJUSTMENT OF CONVERSION PRICE. No adjustment of the Conversion Price shall be made in an amount of less than 1% of the Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Conversion Price. Other than pursuant to Sections 6(b)(iii) and 6(b)(iv) hereof, no adjustment under 6.3(a) shall have the effect of increasing the Conversion Price.

               (f)   OTHER NOTICES.  In case at any time:

                     (i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution to the holders of the Common Stock;

                     (ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

                     (iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

                     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder (x) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (y) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least 30 days prior to the record date or the date on which the Company's books are closed in respect thereto, but in no event earlier than public announcement of such proposed transaction or event.

               (g)   CERTAIN DEFINITIONS.

                     (i) "COMMON STOCK DEEMED OUTSTANDING" shall mean the number of shares of Common Stock on a fully diluted basis (not including shares of Common Stock held in Treasury of the Company), including shares of Common Stock issuable upon exercise of the Warrants, but excluding Common Stock issuable upon conversion of the Notes, plus (x) in case of any adjustment required by Section 6.3(a) resulting from the issuance of any Options, the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Section 6.3(a) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

                     (ii) "COMMON STOCK," for purposes of this Article VI, includes the Common Stock and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Note shall include only Common Stock in respect of which this Note is convertible, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Section 8.3(e) hereof, the stock or other securities or property provided for in such Section.

        6.4 PURCHASE RIGHTS. If the Company issues any other rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (subject to any limitation on conversion immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grants, issue or sale of such Purchase Rights.

        6.5 CERTAIN ACTIONS PROHIBITED. Without consent of the Required Holders, the Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such actions as may reasonably be requested by the Holder of this Note in order to protect the conversion privilege of the Holder of this Note, consistent with the tenor and purpose of this Note. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Note above the Conversion Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

        6.6 NOTICES OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment pursuant to this Article VI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate, certified by the chief financial officer of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based, the Conversion Price resulting from the adjustment, and the revised number of Conversion Shares resulting from the adjustment. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth
(i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a Note.

                                   ARTICLE VII
                             AMENDMENTS AND WAIVERS

               AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of the Notes may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of the Majority Holders; PROVIDED that without the written consent of the Holders of all of the outstanding principal amount of the Notes, the Company shall take no such action which shall (i) reduce the rate at which or change the manner in which interest accrues on the Notes or the times at which such interest becomes payable or is paid, (ii) change any provision relating to the payments or prepayments of principal on the Notes, (iii) change the provisions of Article III hereof or
(iv) change the requisite percentage of Holders required for the taking of any such action described in this proviso.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        8.1 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        8.2 NOTICE. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by telecopy (confirmed by sending a copy by first class mail or courier within one
(1) day of sending by telecopy) and shall be deemed to have been given at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

                           If to the Company:

                           Alternative Resources Corporation
                           600 Hart Road, Suite 300
                           Barrington, Illinois 60010
                           Telecopy:  (847) 381-6604
                           Attention: Steven Purcell, Chief Financial Officer

                           with a copy to:

                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, Illinois 60606
                           Telecopy:  (312) 984-7700
                           Attention: Neal J. White

                           If to either Purchaser:

                           c/o Wynnchurch Capital Ltd.
                           Two Conway Park
                           150 Field Drive, Suite 165
                           Lake Forest, Illinois 60045
                           Telecopy:  (847) 604-6105
                           Attention: John A. Hatherly

                           With a copy to:

                           Altheimer & Gray
                           10 South Wacker Drive, Suite 4000
                           Chicago, Illinois 60606
                           Telecopy:  (312) 715-4800
                           Attention: Mark T. Kindelin

        If to any other Holder, to such address as is provided by such Holder in accordance with this Section 8.2.

        8.3 AMENDMENT PROVISION. This Note and any provision hereof may only be amended or waived by an instrument in writing signed by the Company and the Holder. Following the transfer of any portion of this Note (including any subsequent transfer) to any third party, Holder shall, at its option, be entitled to the benefit of any amendments to the transferred portion of this Note. The term "NOTE" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

        8.4 ASSIGNABILITY. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns. The Holder shall notify the Company upon the assignment of this Note.

        8.5 COST OF COLLECTION. If default or failure is made in any manner with respect to this Note, the Company shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

        8.6 GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The Company irrevocably consents to the jurisdiction of the United States federal courts located in the State of Illinois and the State courts located in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company, mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect each Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        8.7 DENOMINATIONS. At the request of a Holder, upon surrender of this Note, the Company shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations as such Holder shall request.

        8.8 LOST OR STOLEN NOTES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of this Note and (ii) (y) in the case of loss, theft or destruction, an indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver new Notes, in the form hereof, in such denominations as a Holder may request.

        8.9 RATABLE PREPAYMENTS AND DEFERRED COMPONENTS. All Prepayments or options to elect a Deferred Component made by the Company with respect to the Notes shall be made ratably among all Holders of Notes in accordance with the principal amount of such Notes.

        8.10 REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to each Holder that there shall be no characterization concerning this instrument of any other Investment Agreement other than as expressly provided herein or therein, as the case may be. Amounts set forth or provided for herein or therein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Notes and that the remedy at law for any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to specific performance or an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE COMPANY AND HOLDER HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR THE SUBJECT MATTER HEREOF OR ANY OBLIGATION HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDERS OR THE COMPANY OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF HOLDER AND THE COMPANY ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 8.10 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF HOLDER AND THE COMPANY HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND EACH OF THE RELATED AGREEMENTS. Holder or the Company may file an original counterpart or a copy of this Section 8.10 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

        8.11 WAIVER OF PRESENTMENT, ETC. The Company waives presentment, demand, notice of dishonor, protest and all other notices and demands in connection with the enforcement of the Holders' rights under this Note, and hereby consents to, and waives notice of the release with or without consideration of any of the collateral.

        8.12 SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Note shall limit or modify any more general provision contained herein. As used herein, the word "including" shall be deemed to mean "including, without limitation." This Note shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

                                      * * *

        IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer as of the date first written above.

                                              ALTERNATIVE RESOURCES
                                              CORPORATION

                                              By:  /s/ Steven Purcell
                                                   ---------------------------
                                              Name:    Steven Purcell
                                              Title:   Senior Vice President
                                                       and Chief Financial
                                                       Officer

                                                               EXHIBIT A TO NOTE

                              NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the "CONVERSION") $__________ principal amount ("CONVERSION AMOUNT") of the Note dated January 31, 2002 (the "NOTE")), into shares of common stock ("COMMON STOCK") of Alternative Resources Corporation, a Delaware corporation (the "COMPANY") according to the conditions of the Note, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

[PLEASE PAY ALL INTEREST DUE WITH RESPECT TO THE CONVERSION AMOUNT IN ACCORDANCE WITH THE TERMS OF THE NOTE] OR [PLEASE CONVERT ALL INTEREST DUE WITH RESPECT TO THE CONVERSION AMOUNT INTO COMMON STOCK ACCORDING TO THE TERMS OF THE NOTE].

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Note shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

                                       Date of Conversion:
                                                          ----------------------

                                       Conversion Amount:
                                                         -----------------------

                                       Applicable Market Price:
                                                               -----------------

                                       Number of Shares of Common Stock
                                       to be Issued:
                                                    ----------------------------

                                       Signature:
                                                 -------------------------------

                                       Name:
                                            ------------------------------------

                                       Address:
                                               ---------------------------------
ACKNOWLEDGED AND AGREED:

ALTERNATIVE RESOURCES CORPORATION

BY:
      -------------------------------
NAME:
      -------------------------------
TITLE:
      -------------------------------
DATE:
      -------------------------------